As filed with the Securities and Exchange Commission on August 5, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZOETIS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-0696167
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

10 Sylvan Way

Parsippany, New Jersey 07054

(Address of Principal Executive Offices) (Zip Code)

Zoetis Inc. Amended and Restated 2013 Equity Incentive Plan

(Full Title of the Plan)

Heidi C. Chen, Esq.
Executive Vice President,
General Counsel and Corporate Secretary

Zoetis Inc.

10 Sylvan Way

Parsippany, New Jersey 07054

(Name and Address of Agent for Service)

(973) 822-7000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

A Registration Statement on Form S-8, dated January 31, 2013, was filed with the Securities and Exchange Commission (the “Commission”) on February 1, 2013 (File No. 333-186367) covering the registration of 25,000,000 shares of Common Stock, par value $0.01 per share, of Zoetis Inc. (the “Registrant”) authorized for issuance under the 2013 Equity Incentive Plan. This Registration Statement on Form S-8 is being filed to register an additional 5,000,000 shares of Common Stock, par value $0.01, authorized for issuance under the Registrant’s Amended and Restated 2013 Equity Incentive Plan (the “Plan”), which was approved by the Registrant’s stockholders on May 19, 2022, the date of the Registrant’s 2022 Annual Meeting of Stockholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended December 31, 2021, filed with the Commission on February 15, 2022;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(c)	The description of Common Stock contained in Exhibit 4.17 of the Registrant’s Annual Report for the fiscal year ended December 31, 2021, filed with the Commission on February 15, 2022.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents, except as to specific sections of such documents as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such report as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty. While this statute does not change the directors’ fiduciary duties, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute does not permit a corporation to eliminate or limit the liability of a director for (i) breach of a director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (iii) unlawful payment of dividends or stock redemptions or repurchases, or (iv) any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Registrant has adopted provisions in its Amended and Restated Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach of their fiduciary duty as a director, except for liability for (i) breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (iii) unlawful payment of dividends or stock redemptions or repurchases, or (iv) any transaction from which the director derives an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware allows for the indemnification of officers, directors, employees and agents of a corporation. The Amended and Restated Bylaws of the Registrant provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Registrant’s Amended and Restated Bylaws also empower the Registrant to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify.

The Registrant has entered into agreements with its directors and its executive officers that require the Registrant to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, penalties, fines, and settlements actually and reasonably incurred in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, in each case, to the extent such person acted in good faith and in a manner such person believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal proceeding, had not reasonable cause to believe such person’s conduct was unlawful. Notwithstanding the foregoing, no indemnification against such expenses will be made in respect of any claim, issue or matter in such proceeding as to which such person is adjudged to be liable to the Registrant if applicable law prohibits such indemnification; provided, however, that, if applicable law so permits, indemnification against expenses will nevertheless be made by the Registrant if and only to the extent that the Court of Chancery of the State of Delaware, or the Court in which such proceeding has been brought or is pending, shall determine. The Registrant will also advance all reasonable expenses incurred by or on behalf of such person in connection with any proceeding within twenty days after the receipt by the Registrant of a statement or statements from such person requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements must reasonably evidence the expenses incurred by such person and must include or be preceded or accompanied by an undertaking by or on behalf of such person to repay any expenses advanced if it is ultimately determined that such person is not entitled to be indemnified against such expenses. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant currently maintains liability insurance for its directors and officers.

The foregoing is only a general summary of certain aspects of Delaware law, the Registrant’s Amended and Restated Certificate of Incorporation, and the Registrant’s Amended and Restated Bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the Delaware law referenced above and the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

5.1*	Opinion and Consent of Orrick, Herrington & Sutcliffe LLP
23.1*	Consent of KPMG LLP
23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (filed as part of signature page).
99.1	Zoetis Inc. Amended and Restated 2013 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 4, 2022 (File No. 001-35797))
107*	Filing Fee Table

* Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on August 5, 2022.

Zoetis Inc.

By:	/s/ Kristin C. Peck
Kristin C. Peck
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Kristin C. Peck and Heidi C. Chen as his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, in his or her name and on his or her behalf, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kristin C. Peck	Chief Executive Officer and Director	August 5, 2022
Kristin C. Peck	(Principal Executive Officer)

/s/ Wetteny Joseph	Executive Vice President and Chief Financial Officer	August 5, 2022
Wetteny Joseph	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael B. McCallister	Chairman and Director	August 5, 2022
Michael B. McCallister

/s/ Paul M. Bisaro	Director	August 5, 2022
Paul M. Bisaro

/s/ Vanessa Broadhurst	Director	August 5, 2022
Vanessa Broadhurst

/s/ Frank A. D’Amelio	Director	August 5, 2022
Frank A. D’Amelio

/s/ Sanjay Khosla	Director	August 5, 2022
Sanjay Khosla

Name	Title	Date

/s/ Antoinette Leatherberry	Director	August 5, 2022
Antoinette Leatherberry

/s/ Gregory Norden	Director	August 5, 2022
Gregory Norden

/s/ Louise M. Parent	Director	August 5, 2022
Louise M. Parent

/s/ Willie M. Reed	Director	August 5, 2022
Willie M. Reed

/s/ Linda Rhodes	Director	August 5, 2022
Linda Rhodes

/s/ Robert W. Scully	Director	August 5, 2022
Robert W. Scully